Exhibit 99.1

For Immediate Release

MEET Investor Contact: MKR Group Inc. Todd Kehrli meet@mkr-group.com

MeetMe to Acquire Skout

■	Acquisition Creates Leading Global Platform for Mobile Social Discovery With 8.5 Million Mobile Monthly Active Users

■	Expected to Contribute Approximately $7.5 Million in Adjusted EBITDA and be Accretive to Earnings in First 12 Months Post Closing

NEW HOPE, Pa., June 27, 2016 – MeetMe, Inc. (NASDAQ: MEET), a public market leader for social discovery, today announced it has executed a definitive agreement to acquire Skout, a leading global mobile network for meeting new people, for $28.5 million in cash and approximately 5.37 million common shares of MeetMe, implying an enterprise value of $54.6 million based on MeetMe’s closing stock price on June 24, 2016. This acquisition promotes MeetMe and Skout’s shared vision to create the largest global service for meeting and chatting with new people. The acquisition is expected to provide greater scale for monetization and increased profitability for the combined company.

Skout is a leading mobile application for meeting new people with:

●	2015 revenue of $23.8 million;

●	3.5 million mobile monthly active users (MAU) in May 2016;

●	28.0 million chats per day from June 1 – June 22, 2016;

●	A community that spans over 100 countries, and an app that is available in 23 different languages;

●	42,000 new registered users added each day on average in 2016.

Key highlights of the expected scale of the new combined company include:

●	Mobile MAU of 8.5 million, an increase of 69% from MeetMe’s 5.0 million in May 2016;

●	Mobile daily active users (DAU) of 2.1 million, an increase of 73% from MeetMe’s 1.24 million in May 2016;

●	Chats sent per day of 57.2 million, an increase of 96% from MeetMe’s 29.2 million average in June 2016;

●	Mobile new users per day of 107,000, an increase of 65% from MeetMe’s 65,000 per day average in 2016.

Financial impact of acquisition:

●	Expected to provide significantly increased scale in user base and revenues, and exhibit strong operating leverage.

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Assuming a potential closing date of October 1, 2016, MeetMe would expect its 2016 financial results to be Revenue of between $70.5 and $73.5 million and Adjusted EBITDA of between $26.0 and $29.0 million.

●	Expect Skout to contribute approximately $7.5 million of Adjusted EBITDA and be accretive to earnings in the first 12 months post-closing.

Geoff Cook, CEO of MeetMe, said, “We believe this combination provides a pathway to $100 million in revenue in 2018 with adjusted EBITDA margins approaching 45 percent. I am thrilled to bring two of the largest mobile apps for meeting and chatting with new people into the same portfolio. Skout is among the earliest mobile social discovery services. I’ve known and tracked the company for more than eight years. We share not only the same vision but also many of the same key engagement metrics, including roughly the same number of chats per user per day, as well as a familiar advertising-driven business model. I am excited by the opportunity to work closely with their talented team to accelerate growth and engagement across both apps around the world.”

“What’s more,” Cook continued, “this announcement comes during a period of strong growth for MeetMe, with May mobile DAU of 1.24 million, up 8% versus the Q1 average, and May mobile MAU exceeding 5.0 million for the first time in a calendar month, and up 14% versus the Q1 average. We believe this acquisition will further build on this momentum, dramatically increasing our scale, and enabling continued improvements to our recommendation engine, chat, and Discuss, to have an even greater impact and reach even more users.”

We expect that Skout will remain a separate brand and standalone mobile application following the closing of the acquisition and its headquarters will remain in San Francisco, CA, and we have extended offers of employment to its approximately 30 employees. Likewise, Skout’s founders Christian Wiklund and Niklas Lindstrom have agreed to assist with the transition for one year after the closing.

As studies have shown that users of social discovery apps often use more than one at the same time, and given MeetMe and Skout share less than 5% overlap among their monthly active user base, we believe there is a clear cross-promotional benefit between apps. The geographic mix is also complementary: while Skout’s largest country, like MeetMe’s, is the United States, Skout is over 80% international and skews more toward Asia, where MeetMe has historically had little presence. MeetMe intends to accelerate the monetization of its international audience based on Skout’s successful track record in these markets.

David Clark, Chief Financial Officer of MeetMe, added, “We expect the acquisition to close in October of this year and to be accretive to earnings and to generate additional free cash flow for MeetMe in the first twelve months following the closing and beyond. Over time, we believe that through additional synergies from combining our technology platforms, optimizing our monetization engine, cross-promoting to each user base, and accelerating MeetMe’s international monetization, we can generate additional value from this acquisition.”

The Company expects to fund the cash portion of the acquisition primarily from MeetMe cash on hand and cash from operations, and potentially from other sources of financing available to MeetMe.

Canaccord Genuity is serving as financial advisor and Morgan, Lewis & Bockius LLP is serving as legal counsel to MeetMe.

MeetMe Chairman John C. Abbott announced his resignation, effective immediately, to focus on his business interests in Mexico and Brazil. “I am thrilled to see Skout join the MeetMe portfolio," Abbott said. "We have been tracking Skout for many years and are excited by the scale and size created by this combination. Bringing together two of the largest mobile apps for meeting new people is exactly aligned with the Company’s long term strategy to build a global leader in mobile social discovery. With a strong team in place, I know the Company is in excellent hands, experiencing strong growth and with bright prospects in front of it.”

Commenting on Abbott’s resignation, Cook said, “John’s original vision of a public market leader for social discovery is something we intend to continue to execute against with singular focus, and I am thankful for his many contributions to MeetMe over the last nine years.”

Webcast and Conference Call Details

Management will host a webcast and conference call on Tuesday, June 28, 2016 at 8:30 a.m. Eastern time to discuss the acquisition. To access the call dial 888-481-2877 (+1 719-325-2393 outside the United States) and when prompted provide the participant passcode 7649062 to the operator. In addition, a webcast of the conference call will be available live on the Investor Relations section of the Company’s website at www.meetmecorp.com and a replay of the webcast will be available for 90 days.

About MeetMe

MeetMe® is a leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 90 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. MeetMe is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, virtual currency, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish, Korean, Hindi, Bengali and Vietnamese. For more information, please visit meetmecorp.com.

About Skout

Skout is a leading global, mobile network for meeting new people. The Skout community spans more than 100 countries and is available in 23 different languages. Skout is dedicated to providing a platform that people can easily and safely connect on, and hopefully change their lives. The company is headquartered in San Francisco. Visit Skout.com to learn more and connect on Twitter @Skoutapp.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether the acquisition will be completed and on the terms expected, the time frame in which this will occur, the expected benefits to the MeetMe and Skout apps and the combined company from completing the acquisition, the expected financial and operating performance of MeetMe following completion of the acquisition, the expected synergies from the combined company, and the intention to accelerate the monetization of MeetMe’s international audience after the acquisition. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about the proposed acquisition and future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include Skout shareholder approval of the proposed acquisition or that other conditions to the closing of the acquisition may not be satisfied, the potential impact on the business of MeetMe or Skout due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, the risk that the expected benefits and synergies of the acquisition are not achieved and general economic conditions. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2015. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA from continuing operations which is a non-GAAP financial measure. For completed fiscal periods, reconciliations to the most directly comparable GAAP financial measures are provided in the Investors section of our corporate website, www.meetmecorp.com.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, change in warrant liability, income taxes, depreciation and amortization, non-cash stock-based compensation, non-recurring acquisition and restructuring expenses, loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and the goodwill impairment charges. The Company excludes stock based compensation because it is non-cash in nature.

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